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                                                                   EXHIBIT 11.1

                            APS HOLDING CORPORATION
                        COMPUTATION OF INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                       THREE MONTHS ENDED APRIL 25,
                                                       ----------------------------
                                                           1997          1996
                                                        ----------    ----------
Weighted average shares of common
  stock outstanding                                         13,769        13,728

Shares issuable on assumed exercise
  of stock options                                             0 *           157
                                                        ----------    ----------

Weighted average shares for primary
  net income per share                                      13,769        13,885

Incremental shares issuable on assumed
  exercise of stock optons to reflect
  maximum dilutive                                             0 *            14
                                                        ----------    ----------

Weighted average shares for fully diluted
  net income per share                                      13,769        13,899
                                                        ==========    ==========

Net income                                              $     (936)   $    1,362
                                                        ==========    ==========


Primary net income per share                            $    (0.07)   $     0.10
                                                        ==========    ==========

Fully diluted net income per share                      $    (0.07)   $     0.10
                                                        ==========    ==========


* Due to the anti-dilutive effect of the stock options on both primary and fully diluted loss per share ("LPS"), such amounts have been excluded from LPS for the three months ended April 25, 1997.